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                                                                      EXHIBIT 18

February 23, 2001


Sensient Technologies Corporation
777 E. Wisconsin Avenue
Milwaukee, WI 53202

Dear Sirs/Madams:

We have audited the consolidated financial statements of Universal Foods Corporation d/b/a Sensient Technologies Corporation (the "Company") as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 23, 2001, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in the Company's method of amortizing unrecognized actuarial gains and losses related to postretirement benefits other than pensions from the minimum amortization method as defined by Statement of Financial Accounting Standards No. 106, to a method whereby the Company will amortize into income any unrecognized actuarial gains and losses in excess of a 10% corridor over the lesser of five years or the average remaining service period of active participants. Note 9 to such financial statements contains a description of your change in accounting during the year ended December 31, 2000 related to post retirement benefits other than pensions. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP